Exhibit 99.1

P&F Industries Completes Sale of Real Property

MELVILLE, N.Y. June 19, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) announced that effective June 18, 2019, its subsidiary, Florida Pneumatic Manufacturing Corporation, completed the sale of real property located in Jupiter, Florida in which it conducts its principal operations (the “Jupiter Facility”). The Jupiter Facility was purchased by Jupiter Warehouse Holdings LLC, an unrelated third party, for a final purchase price of $9.2 million. After broker fees and other expenses relating to the sale and Florida Pneumatic’s new lease, the Company received approximately $8.7 million. Upon the closing, the Company paid off its term loans with a total principal amount of approximately $413,000, with the balance of the net proceeds paying down the Company’s revolver loan balance. The Company expects to report a pre-tax gain from the sale of the Jupiter Facility of approximately $7.8 million.

Florida Pneumatic plans to continue to house its primary operations at the Jupiter Facility following the closing. Effective upon the sale of the Jupiter Facility, Florida Pneumatic entered into a five-year lease for an approximately 42,000 square foot portion of the 72,000 square-foot Jupiter Facility. Pursuant to the lease, there is a monthly base rent of approximately $32,300, subject to annual escalations, in addition to additional costs relating to certain expenses such as taxes, assessments and operating expenses.

Richard Horowitz, Chairman, President and Chief Executive Officer of P&F, commented, “We are pleased to have profitably disposed of this operating asset, while at the same time transitioning to office and warehouse space more appropriately configured for the current needs of this business, and for the foreseeable future. In addition, we have significantly strengthened the Company’s balance sheet through the reduction of debt.”

Mr. Horowitz continued, “In 2019, as a result of the sale of the Jupiter Facility and the repurchase of P&F shares through the Company’s repurchase plan, as well as the repurchase of almost 390,000 P&F shares from a large stockholder in February, we believe we have taken significant steps that continue to increase long-term stockholder value. To that end, from January 1, 2019 through June 17, 2019, the number of outstanding shares of P&F stock has been reduced from approximately 3,594,000 to 3,154,000, which effectively increases earnings per share going forward.”

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the Reform Act) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (P&F, or the Company). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words believe, expect, intend, estimate, anticipate, will, may, would, could, should and their opposites and similar expressions identify statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2019 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;

•	Debt and debt service requirements;

•	Borrowing and compliance with covenants under our credit facility;

•	Disruption in the global capital and credit markets;

•	The strength of the retail economy in the United States and abroad;

•	Risks associated with sourcing from overseas, including tariffs;

•	Importation delays

•	Customer concentration;

•	Adverse changes in currency exchange rates;

•	Impairment of long-lived assets and goodwill;

•	Unforeseen inventory adjustments or changes in purchasing patterns;

•	Market acceptance of products;

•	Competition;

•	Price reductions;

•	Interest rates;

•	Litigation and insurance;

•	Retention of key personnel;

•	Acquisition of businesses;

•	Regulatory environment;

•	The threat of terrorism and related political instability and economic uncertainty; and

•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Operating Officer

631-694-9800

www.pfina.com